Exhibit 99

Pfizer Board of Directors Names Jeffrey B. Kindler Chief Executive Officer

Kindler Succeeds Hank McKinnell, Who Will Remain Chairman of the Board Until His Retirement in February, 2007

NEW YORK, July 28 -- The Pfizer Board of Directors has named Jeffrey B. Kindler Pfizer’s chief executive officer. He succeeds Hank McKinnell, who will remain Pfizer’s chairman of the board until his retirement in February, 2007. Mr. Kindler has been elected to the Pfizer Board of Directors.

Mr. Kindler currently serves as Pfizer’s vice chairman and general counsel and, since joining the company in 2002, has played an increasingly important role. He is responsible for many of the company’s major corporate functions, including worldwide legal affairs, corporate and regulatory compliance, government relations, corporate communications, public policy development, corporate citizenship, global security and philanthropy. He has been a member of the senior-most governing body of the company since 2002.

"The Board and I see the pharmaceutical industry changing rapidly. Pfizer is changing as well and aggressively transforming its business model to build the next-generation Pfizer," said Hank McKinnell, chairman and chief executive officer. "With these initiatives well underway, it is time to transition to new leadership to accelerate the company’s transformation. I have had a great 35 years at Pfizer, and now is also the right time for me personally to pursue other business and philanthropic interests. I have worked closely with Jeff since he joined Pfizer. Jeff is a gifted, natural leader. He inspires confidence and offers vision and a fresh perspective. He knows Pfizer and has had extensive experience outside Pfizer as well. I am proud of the accomplishments of Pfizer colleagues around the world, and I look forward to all they will achieve under Jeff’s leadership."

Speaking on behalf of the Pfizer Board of Directors, Lead Director Stanley O. Ikenberry said, "The Board is confident Jeff will do a superb job in leading the company and representing it to our shareholders and key stakeholders. His respect for colleagues reflects one of Pfizer’s most important values. Jeff is a leading advocate of change. In a tough environment, he has taken on the critical challenge of integrating policy, legal and legislative strategy to advance Pfizer’s global mission. On behalf of patients, he has worked to encourage access to Pfizer’s innovative medicines in all reimbursement systems, and he has brought broad attention to the important issue of counterfeit medicines. He has also led the effort to protect Pfizer’s intellectual property, which is crucial to Pfizer’s business outlook into the next decade. The Lipitor patent successes in the U.S. and the U.K. were major victories for medical innovators and the patients who depend on them. In addition, Jeff has been a leading advocate for regulatory and legal reforms that are important to Pfizer’s future. For Pfizer to be as successful in the future as it has been in the past, we know the company must do business in new ways. Jeff is ideally suited to leading Pfizer’s transformation.

"Hank McKinnell has led Pfizer through some of its more challenging times," Mr. Ikenberry added. "His legacy will be the repositioning of Pfizer with a sharp, strategic focus and the strongest pipeline in the industry. He was instrumental in taking the company from 14th to first in the global pharmaceutical industry, integrating both Warner-Lambert and Pharmacia into Pfizer and bringing a wide range of new medicines to market. He led Pfizer’s response to its patent expirations this decade. He strengthened both the company’s in-line portfolio and pipeline through investments in R&D and the acquisition of new products and technologies from outside the company.

"Hank has also become a widely recognized leader in the fight against global pandemics such as HIV. The Board agrees with Hank when he calls for a new healthcare model in his book, A Call to Action: ‘We invest in healthcare by emphasizing prevention, wellness, early detection, and early treatment. Instead of weighing the value of health through the lens of cost, let’s consider the value of life.’"

"It is a privilege to assume responsibility for leading such a wonderful group of colleagues around the world," said Mr. Kindler. "Pfizer has a proud history of innovative medical research and the will to tackle some of the most deadly diseases known to mankind. We are delivering first-in-class medicines more quickly, including new treatments for epilepsy, cancer, diabetes, and smoking cessation among others. Our global scale gives us the ability to move quickly on opportunities anywhere we see them, and our financial strength enables us to invest aggressively in new products and technologies that can deepen the value we deliver to patients.

"The pharmaceutical industry is undergoing unprecedented change. In response, we will transform virtually every aspect of how we do business, focusing on actions that create and sustain value for our shareholders. We will make Pfizer more efficient and cost-effective, and reduce organizational layers to speed decision-making. We will drive continued improvement in the productivity of our research and pursue a broader portfolio of opportunities, including biologics, oncology medicines, potential new treatments for Alzheimer’s disease and even vaccines. We will continuously review our go-to-market strategies so they are increasingly responsive to patients and payers as well as the competitive challenges. We will focus on products and services that encourage prevention and wellness, reduce the cost of chronic diseases and improve the quality of life. And we will do all this in a spirit of partnership with everyone who has a stake in improving the quality of healthcare. Our mission has never been more important: to put our knowledge of health and wellness to work so that people can lead longer, healthier lives."

Mr. Kindler, 51, joined Pfizer in 2002 as senior vice president and general counsel. He became executive vice president and general counsel in 2004 and vice chairman and general counsel in 2005, leading both the legal and corporate affairs divisions. Prior to joining Pfizer, Mr. Kindler served as chairman and chief executive officer of Boston Market Corporation, owned by McDonald’s, and president of Partner Brands, also owned by McDonald’s. He was executive vice president, corporate relations and general counsel of McDonald’s from 1997 to 2001, and from 1996 to 1997 served as that company’s senior vice president and general counsel.

Prior to McDonald’s, Mr. Kindler was vice president and senior counsel for litigation and legal policy for General Electric. A former partner at the Washington law firm of Williams & Connolly, Mr. Kindler also served as a law clerk to U.S. Supreme Court Justice William J. Brennan, Jr. and to Judge David L. Bazelon of the U.S. Court of Appeals for the D.C. Circuit. He also worked at the Federal Communications Commission. Mr. Kindler earned his B.A. degree, summa cum laude, from Tufts University in 1977 and J.D. degree, magna cum laude, from Harvard Law School in 1980, where he served as an editor of the Harvard Law Review.

Mr. Kindler is a board member of the Brennan Center for Justice, Corporate ProBono.Org, the U.S. Chamber of Commerce Institute for Legal Reform, the Legal Aid Society, the Manhattan Theater Club, the New York Philharmonic, and the Partnership for New York City among other civic and charitable organizations.

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